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                                                                   EXHIBIT 99(c)

                               FRIDLEY STATE BANK
                   PROXY FOR SPECIAL MEETING OF STOCKHOLDERS


   The undersigned hereby appoints Donald C. Savelkoul and W. H. Beery, and each of them, proxies, with full power of substitution, to vote all shares of Common Stock the undersigned is entitled to vote at the Special Meeting of Stockholders of Fridley State Bank (the "Bank") to be held at the principal office of the Bank, 6315 University Avenue N.E., Fridley, Minnesota 55432, at 11:00 a.m. on Wednesday, March 15, 1995, or at any adjournment thereof, as follows, hereby revoking any proxy previously given:

   1. The approval of the Agreement and Plan of Reorganization, dated as of September 9, 1994, by and among Babbscha Company ("Babbscha"), Banrein, Inc. ("Banrein"), the Bank, and Norwest Corporation ("Norwest"), including the Agreement and Plan of Merger between the Bank and Norwest Interim Bank Fridley, N.A., a wholly-owned national bank subsidiary of Norwest ("Norwest Interim Bank") attached thereto, (collectively, the "Reorganization Agreement), under the terms of which (a) a wholly-owned subsidiary of Norwest would be merged with Babbscha, with Babbscha as the surviving corporation (the "Babbscha Merger"),
(b) Banrein would be merged with and into a wholly-owned subsidiary of Norwest (the "Banrein Merger"), (c) subsequent to the consummation of the Babbscha Merger and the Banrein Merger, the Bank would be merged with Norwest Interim Bank (the "Bank Merger"), and (d) each outstanding share of common stock of Babbscha and each outstanding share of common stock of, respectively, Banrein and the Bank (other than shares owned by Babbscha) would be converted into shares of common stock of Norwest; all as more fully described in the Proxy Statement-Prospectus accompanying this Proxy; and to authorize such further action by the Board of Directors and proper officers of Babbscha as may be necessary or appropriate to carry out the intent and purposes of the Reorganization Agreement and the Bank Merger.

           FOR  [_]     AGAINST  [_]     ABSTAIN  [_]

   2. In their discretion on such matters as may properly come before the meeting or any adjournment thereof; all as set out in the Notice and Proxy Statement-Prospectus relating to the meeting, receipt of which are hereby acknowledged.

   Shares represented by this proxy will be voted as directed by the shareholder. The Board of Directors recommends a vote "FOR" proposal 1. If no direction is supplied, the proxy will be voted "FOR" proposal 1.

                              Dated:  ________________________________, 1995.

                              _______________________________________________
                              (Please sign exactly as name appears at left.)

                              _______________________________________________
                              (If stock is owned by more than one person, all owners should sign. Persons signing as executors, administrators, trustees, or in similar capacities should so indicate.)

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.